Deckers Outdoor Corporation Reports Fourth Quarter And Fiscal 2013 Financial Results

Fourth Quarter Sales Increased 19.2% to a Record $736.0 Million

Company Reports Fourth Quarter Diluted Earnings Per Share Increased 45.8% to a Record $4.04

Fiscal 2013 Sales Increased 10.1% to a Record $1.557 Billion

Company Reports Fiscal 2013 Diluted Earnings Per Share Increased 21.2% to $4.18

GOLETA, Calif., Feb. 27, 2014 /PRNewswire/ -- Deckers Outdoor Corporation (NASDAQ: DECK), a global leader in designing, marketing, and distributing innovative footwear, apparel and accessories, today announced financial results for the fourth quarter and fiscal year ended December 31, 2013.

Fourth Quarter Review

  Net sales increased 19.2% to a record $736.0 million compared to $617.3 million for the same period last year.
  Gross margin improved 480 basis points to 51.1% compared to 46.3% for the same period last year.
  Diluted earnings per share increased 45.8% to a record $4.04 compared to $2.77 for the same period last year.
  UGG® brand sales increased 18.1% to $690.9 million compared to $584.8 million for the same period last year.
  Sanuk® brand sales increased 45.2% to $22.2 million compared to $15.3 million for the same period last year.
  Teva® brand sales increased 13.6% to $15.5 million compared to $13.7 million for the same period last year.
  Direct-to-Consumer comparable sales, which include worldwide retail same store sales and worldwide E-Commerce sales, increased 19.0%.
  Retail sales increased 31.4% to $178.0 million compared to $135.5 million for the same period last year; same store sales increased 6.1% for the thirteen weeks ending December 29, 2013 compared to the thirteen weeks ending December 30, 2012.
  E-Commerce sales increased 33.9% to $117.3 million compared to $87.6 million for the same period last year.
  Domestic sales increased 14.3% to $510.7 million compared to $446.7 million for the same period last year.
  International sales increased 32.1% to $225.3 million compared to $170.6 million for the same period last year.

Fiscal 2013 Review

  Net sales increased 10.1% to a record $1.557 billion compared to $1.414 billion last year.
  Gross margin improved 260 basis points to 47.3% compared to 44.7% last year.
  Diluted earnings per share increased 21.2% to $4.18 compared to $3.45 last year.
  UGG brand sales increased 9.7% to $1.299 billion compared to $1.184 billion last year.
  Sanuk brand sales increased 8.2% to $101.7 million compared to $94.0 million last year.
  Teva brand sales increased 0.8% to $116.4 million compared to $115.5 million last year.
  Direct-to-Consumer comparable sales, which include worldwide retail same store sales and worldwide E-Commerce sales, increased 16.0%.
  Retail sales increased 32.8% to $326.7 million compared to $246.0 million last year; same store sales increased 2.8% for the 52 weeks ending December 29, 2013 compared to the 52 weeks ending December 30, 2012.
  E-Commerce sales increased 29.8% to $169.5 million compared to $130.6 million last year.
  Domestic sales increased 7.1% to $1.042 billion compared to $973.0 million last year.
  International sales increased 16.5% to $514.3 million compared to $441.4 million last year.

"Our strong fourth quarter performance capped off a year of solid strategic progress," commented Angel Martinez, President, Chief Executive Officer and Chair of the Board of Directors. "We believe that the concerted investments we are making in our brands, distribution platforms and infrastructure are leading to improved financial and operating results as we expand our direct-to-consumer footprint and elevate our Omni-Channel resources. Our sales and earnings growth were driven by strong full price selling throughout each of our distribution channels and geographic regions. The power of the UGG brand was on full display during the recent holiday season as consumers responded very positively to our most complete product line ever. Looking ahead, we expect to be well positioned to execute our consumer centric growth strategy with compelling new product introductions, engaging store experiences and a dynamic online offering. We are excited about the direction the Company is headed and we are committed to capitalizing on the many expansion opportunities that we believe are in front of us."

Division Summary

UGG Brand
UGG brand net sales for the fourth quarter increased 18.1% to $690.9 million compared to $584.8 million for the same period last year. The increase in sales was driven by sales gains across all primary channels, including the sales contribution from new retail store openings and an increase in same store sales, an increase in global E-Commerce sales, and higher domestic and international wholesale sales. For the full year, UGG brand net sales increased 9.7% to $1.299 billion compared to $1.184 billion last year.

Sanuk Brand
Sanuk brand net sales for the fourth quarter increased 45.2% to $22.2 million compared to $15.3 million for the same period last year. The increase in sales was primarily attributable to an increase in international distributor sales as well as higher domestic wholesale sales. For the full year, Sanuk brand net sales increased 8.2% to $101.7 million compared to $94.0 million last year.

Teva Brand
Teva brand net sales for the fourth quarter increased 13.6% to $15.5 million compared to $13.7 million for the same period last year. The increase in sales was driven primarily by higher domestic and international wholesale sales and higher international distributor sales. For the full year, Teva brand net sales increased 0.8% to $116.4 million compared to $115.5 million last year.

Other Brands
Combined net sales of the Company's other brands increased 110.1% to $7.4 million for the fourth quarter compared to $3.5 million for the same period last year. The increase was attributable to the addition of the HOKA ONE ONE® brand and to a 100.0% increase in sales for the Ahnu® brand compared to the same period last year. For the full year, combined net sales of the Company's other brands increased 85.8% to $39.7 million compared to $21.3 million last year.

Retail Stores
Sales for the global retail store business, which are included in the brand sales numbers above, increased 31.4% to $178.0 million for the fourth quarter compared to $135.5 million for the same period last year. This increase was driven by 40 new stores opened after the fourth quarter of 2012 and by a same store sales increase of 6.1% for the thirteen weeks ending December 29, 2013 compared to the thirteen weeks ending December 30, 2012. For the full year, sales for the retail store business increased 32.8% to $326.7 million compared to $246.0 million last year.

E-Commerce
Sales for the global E-Commerce business, which are included in the brand sales numbers above, increased 33.9% to $117.3 million for the fourth quarter compared to $87.6 million for the same period last year. The sales increase was driven primarily by strong domestic and international sales for the UGG brand, increased domestic sales of the Sanuk brand, plus the addition of new international E-Commerce websites. For the full year, sales for the E-Commerce business increased 29.8% to $169.5 million compared to $130.6 million last year.

Balance Sheet
At December 31, 2013, cash and cash equivalents were $237.1 million compared to $110.2 million at December 31, 2012. The Company had $9.7 million in outstanding borrowings under its credit facility at December 31, 2013 compared to $33.0 million at December 31, 2012. The increase in cash and cash equivalents and the decrease in outstanding borrowings are primarily attributable to improved inventories and cash provided by operations, partially offset by $79.8 million of cash payments for capital assets primarily related to retail expansion and the Company's new headquarters facility.

Inventories at December 31, 2013 decreased 13.1% to $260.8 million from $300.2 million at December 31, 2012. By brand, UGG inventory decreased $43.6 million to $204.7 million at December 31, 2013, Teva inventory increased $0.4 million to $28.3 million at December 31, 2013, Sanuk inventory decreased $1.1 million to $13.4 million at December 31, 2013, and the other brands' inventory increased $4.9 million to $14.4 million at December 31, 2013.

Fiscal Year Change
The Company's Board of Directors has authorized a change in its fiscal year end to March 31 from December 31. This change will be effective March 31, 2014. Based on the seasonality of the business and the timing of the fall pre-book process, the change in fiscal year gives the company greater visibility into projecting revenue growth, planning expenses, and incorporating the results from the holiday season into product, merchandising and marketing initiatives for the upcoming year. The Company will report results for the three-month transition period of January 1, 2014 through March 31, 2014. The first 12-month fiscal year will run from April 1, 2014 through March 31, 2015.

Full Calendar Year Outlook For the 12-Month Period Ending December 31, 2014

  Based upon current visibility, the Company expects full calendar year revenues to increase approximately 10% over 2013 levels.
  The Company expects full calendar year diluted earnings per share to increase approximately 8% over 2013 levels. This guidance assumes a gross profit margin of approximately 49% and an operating margin of approximately 13%.
  The Company expects full calendar year SG&A expenses as a percentage of sales to be approximately 36%. Among other items, these expenses include increased marketing costs, investments in IT infrastructure, international supply chain and distribution, expenses related to management reorganization and costs associated with opening 40 new stores in 2013 as well as the addition of new store openings in 2014.
  The Company expects full calendar year UGG brand revenues to increase approximately 9% over 2013 levels.
  The Company expects full calendar year Teva brand revenues to increase approximately 5% over 2013 levels.
  The Company expects full calendar year Sanuk brand revenues to increase approximately 10% over 2013 levels.
  Combined full calendar year net sales of the Company's other brands are expected to be approximately $65 million.
  Calendar year 2014 guidance also assumes that the Company's effective tax rate will be approximately 29%.

First Quarter Outlook

  The Company currently expects first calendar quarter 2014 revenues to increase approximately 6% over first quarter 2013 levels, and expects to report a first calendar quarter 2014 diluted loss per share of approximately $(0.16) compared to a diluted earnings per share of $0.03 reported in the first quarter of 2013.
  As a reminder, a significant amount of our operating expenses are fixed and spread evenly on an absolute dollar basis throughout each quarter. This includes the costs associated with the 28 new stores that were not open until the second half of 2013. Therefore, we expect our earnings to decline in the first half of 2014 as compared to the first half of 2013, which are typically our lowest volume sales quarters, and increase over 2013 in the back half of the calendar year.

Conference Call Information
The Company's conference call to review fourth quarter 2013 results will be broadcast live over the internet today, Thursday, February 27, 2014 at 4:30 pm Eastern Time. The broadcast will be hosted at www.deckers.com. You can access the broadcast by clicking on the "Investors" tab and then clicking on the microphone icon on the right side of the screen.

About the Company
Deckers Outdoor Corporation is a global leader in designing, marketing and distributing innovative footwear, apparel and accessories developed for both everyday casual lifestyle use and high performance activities. The Company's portfolio of brands includes UGG® Australia, Teva®, Sanuk®, TSUBO®, Ahnu®, MOZO®, and HOKA ONE ONE®. Deckers Outdoor products are sold in more than 50 countries and territories through select department and specialty stores, 117 Company-owned and operated retail stores, and select online stores, including Company-owned websites. Deckers Outdoor has a 40-year history of building niche footwear brands into lifestyle market leaders attracting millions of loyal consumers globally. For more information, please visit www.deckers.com.

Forward Looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact contained in this press release, including statements regarding our future financial performance and business strategies, are forward-looking statements. We have attempted to identify forward-looking statements by using words such as "anticipate," "believe," "estimate," "expect," "intend," "may," "project," "plan", "predict", "should," "will," and similar expressions, or the negative of these expressions, as they relate to us, our management and our industry, to identify forward-looking statements. We have based our forward-looking statements on our current expectations and projections about trends affecting our business and industry and other future events. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. As a result, actual results may differ materially from the results stated in or implied by our forward-looking statements. Some of the risks, uncertainties and assumptions that may cause actual results to differ from these forward-looking statements include, but are not limited to: changes in economic or market conditions; the financial success of our customers and the risk of losing one or more of our key customers; our ability to adequately protect our intellectual property rights and deter counterfeiting; the sensitivity of our sales to seasonality and the effect of weather conditions; the quality and price of raw materials, most notably sheepskin; our ability to realize returns on our new and existing retail stores; our ability to accurately forecast consumer demand; our ability to anticipate fashion trends; our ability to successfully implement our growth strategies, including enhancing the position of our brands and expanding our distribution channels; the impairment of our goodwill and other intangible assets; our dependence on independent manufacturers located outside of the U.S., and the challenge of maintaining a continuous supply of quality finished goods; risks of conducting business outside the U.S., including foreign currency and global liquidity risks; our ability to protect sensitive customer and company information and prevent the failure or interruption of key business processes; our ability to attract and retain key personnel; the loss of our warehouses; the international markets in which we sell our products are subject to a variety of laws and political and economic risks; risks related to international trade, import regulations and security procedures, liquidity and market risks for our cash and cash equivalents; risks associated with our revolving credit facility, including negative covenants that may restrict our ability to take certain actions; tax laws applicable to our business are very complicated and we could be subject to additional income tax liabilities; our ability to compete effectively with our competition; the effect of existing and future litigation on our business; and the volatility of the price of our common stock. Certain of these risks and uncertainties are more fully described in the section entitled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which we filed with the Securities and Exchange Commission, or the SEC, on March 1, 2013, as well as in our other filings with the SEC. In addition, actual results may differ as a result of additional risks and uncertainties of which we are currently unaware or which we do not currently view as material to our business.

You are cautioned not to place undue reliance on forward-looking statements contained in this press release, which speak only as of the date of this press release. You should read this press release with the understanding that our future results may be materially different from what we currently expect. We qualify all of our forward-looking statements by these cautionary statements and we expressly disclaim any intent or obligation to update any forward-looking statements after the date hereof to conform such statements to actual results or to changes in our opinions or expectations, except as required by applicable law or the rules of the NASDAQ Stock Market.

(Tables to follow)

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)

	December 31,	December 31,
Assets	2013	2012

Current assets:
Cash and cash equivalents	$237,125	110,247
Trade accounts receivable, net	184,013	190,756
Inventories	260,791	300,173
Prepaid expenses	14,980	14,092
Other current assets	112,514	59,028
Deferred tax assets	19,881	17,290
Total current assets	829,304	691,586

Property and equipment, net	174,066	125,370
Goodwill	128,725	128,725
Other intangible assets, net	93,278	95,965
Deferred tax assets	15,751	13,372
Other assets	18,605	13,046

Total assets	$1,259,729	1,068,064

Liabilities and Stockholders' Equity

Current liabilities:
Short-term borrowings	$9,728	33,000
Trade accounts payable	151,037	133,457
Accrued payroll	35,725	15,896
Other accrued expenses	74,575	59,597
Income taxes payable	49,453	25,067
Total current liabilities	320,518	267,017

Long-term liabilities	51,092	62,246

Stockholders' equity:
Deckers Outdoor Corporation stockholders' equity:
Common stock	346	344
Additional paid-in capital	143,916	139,046
Retained earnings	746,500	600,811
Accumulated other comprehensive loss	(2,643)	(1,400)
Total stockholders' equity	888,119	738,801

Total liabilities and equity	$1,259,729	1,068,064

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income
(Unaudited)
(Amounts in thousands, except for per share data)

	Three-month period ended		Twelve-month period ended
	December 31,		December 31,
	2013	2012	2013	2012

Net sales	$736,048	617,264	$1,556,618	1,414,398
Cost of sales	359,848	331,270	820,135	782,244
Gross profit	376,200	285,994	736,483	632,154

Selling, general and administrative expenses	174,701	141,880	528,586	445,206
Income from operations	201,499	144,114	207,897	186,948

Other expense, net	1,102	2,803	2,340	2,830
Income before income taxes	200,397	141,311	205,557	184,118

Income tax expense	59,500	43,254	59,868	55,104
Net income	140,897	98,057	145,689	129,014

Other comprehensive (loss) income, net of tax
Unrealized (loss) gain on foreign currency hedging	(34)	313	(486)	(633)
Foreign currency translation adjustment	(1,892)	(1,410)	(757)	963
Total other comprehensive (loss) income	(1,926)	(1,097)	(1,243)	330
Comprehensive income	$138,971	96,960	$144,446	129,344

Net income attributable to:
Deckers Outdoor Corporation	140,897	98,057	145,689	128,866
Noncontrolling interest	-	-	-	148
	$140,897	98,057	$145,689	129,014

Comprehensive income attributable to:
Deckers Outdoor Corporation	138,971	96,960	144,446	129,196
Noncontrolling interest	-	-	-	148
	$138,971	96,960	$144,446	129,344

Net income per share attributable to Deckers
Outdoor Corporation common stockholders:
Basic	$4.08	2.81	$4.23	3.49
Diluted	$4.04	2.77	$4.18	3.45

Weighted-average common shares outstanding:
Basic	34,541	34,930	34,473	36,879
Diluted	34,893	35,373	34,829	37,334

CONTACT: Linda Pazin, VP, Investor Relations & Communications, (805) 967-7611 or Investor Relations, Brendon Frey, ICR, (203) 682-8200